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Virage, Inc.

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Autonomy to Make Strategic Acquisition of Virage

Acquisition of Leading Video Software Company Will Extend Autonomy’s Intelligent Data Operating Layer (IDOL) as Infrastructure for Automated Management of All Forms of Unstructured Information

CAMBRIDGE, UK and SAN MATEO, CA – July 10, 2003 – Autonomy Corporation plc (Nasdaq: AUTN; LSE: AU.; Nasdaq Europe: AUTN), a leading provider of infrastructure software for the enterprise, and Virage, Inc. (Nasdaq-SCM: VRGE), a leading provider of video and rich media communication software, today announced they have signed a definitive agreement under which Autonomy will acquire Virage for a purchase price of $1.10 per share in cash. The transaction reflects a fully-diluted cash purchase price of approximately $24.8 million, and a net cash purchase price of approximately $13.3 million adjusted for Virage’s expected cash balance as of September 30, 2003.

“This transaction will enable us to further extend the adoption of Autonomy’s Intelligent Data Operating Layer (IDOL) as the key infrastructure for the automated management of all forms of unstructured information. With the inclusion of Autonomy’s Dremedia video technology (whose customers include leading media and communications companies such as the BBC, CNN and Quantel) and Autonomy’s infrastructure software at the core of the Virage products, we believe that Virage will be better able to take advantage of its clear leadership position,” said Dr. Mike Lynch, CEO of Autonomy. Dr. Lynch continued, “With this transaction, Virage’s customer base of over 400 companies, including Bloomberg, Citigroup, CNN, Coca Cola, the FBI, General Electric, Microsoft, MIT, the United Nations and multiple U.S. federal agencies, will gain access to the world’s leading technology. The transaction will also significantly broaden Autonomy’s installed base of enterprise, media and entertainment, educational and government customers.”

The Boards of Directors of Autonomy and Virage have approved the transaction, and stockholders representing approximately 40% of Virage’s outstanding shares have signed agreements to vote their shares in favor of the transaction at a special stockholders meeting to vote on the transaction. Broadview International LLC has acted as financial adviser to Virage in connection with the transaction, and Deutsche Bank Securities, Inc. has acted as financial advisor to Autonomy in connection with the transaction.

“We’re excited about this transaction as we believe it represents good value for our shareholders. At the same time, the transaction with Autonomy will enable Virage to provide enhanced products, as well as maintaining the support for the investment our customers have made,” said Paul Lego, Virage Chairman and CEO.

Dr. Lynch added, “We believe that the addition of the Autonomy and Dremedia technologies into Virage’s award-winning products will enable existing and prospective customers to maximize their return-on-investment in video and easily integrate it within the larger enterprise infrastructure. Finally, the transaction will also bring efficiencies to Virage through the integration of Autonomy’s technologies, as well as expected sales and costs synergies.”

The transaction is subject to customary closing conditions, including the approval of Virage’s stockholders. The transaction is expected to be completed late in the third quarter of 2003. Autonomy expects the transaction to be accretive to earnings per share within six months of closing, and expects to have a cash balance of approximately $110 million following completion of the transaction. Combined Autonomy and Virage products are expected to be generally available during the first quarter following completion of the transaction.

Conference Calls:

Autonomy will host conference calls on July 10, 2003 at 8.30am BST (9.30am CET; 3.30am US Eastern), and at 2.00pm BST (3.00pm CET; 9.00am US Eastern), to discuss the transaction. The call will be available live via webcast over the World Wide Web. To access the live webcast, investors are directed towards the investor relations section of Autonomy’s website, http://www.autonomy.com. Investors should go to the website approximately 15 minutes prior to the start time of the call to register.

About Autonomy

Autonomy Corporation plc (Nasdaq: AUTN; LSE: AU.; Nasdaq Europe: AUTN) is a global leader in infrastructure software for the enterprise. Autonomy’s technology powers applications dependent upon unstructured information including customer relationship management, knowledge management, enterprise portals, enterprise resource planning, online publishing and security applications. Autonomy’s customer base includes more than 600 global organizations including AstraZeneca, BAE Systems, Ford, Ericsson, Hutchison 3G, RoyalSunAlliance, Sun Microsystems and public sector agencies including the US Department of Defense, NASA and the US Department of Energy, as well as the UK Government’s Department of Trade and Industry and numerous agencies responsible for homeland security related functions. Strategic reseller and OEM partners include leading companies such as ATG, BEA, Business Objects, Computer Associates, Hewlett Packard, IBM Global Services, Vignette, EDS and Sybase.

Dremedia, is a division of Autonomy. Founded on Autonomy’s unique Intelligent Data Operating LayerTM (IDOL), Dremedia provides a technology platform that automatically analyzes, understands, and manipulates video and audio content. Dremedia’s customers include leading media and communications companies such as: the BBC, CNN, Quantel, VTR Group, Autocue and Telecom Italia.

Autonomy has offices worldwide and is on the Web at www.autonomy.com.

About Virage

Established in 1995, Virage (Nasdaq-SCM: VRGE) is a leading provider of video and rich media communication software for video production, Internet publishing and webcasting. Virage builds integrated rich media business solutions for corporations, media and entertainment companies, universities and government agencies worldwide. Virage solutions include VS ProductionTM for streamlining of professional video workflow, VS PublishingTM for developing content into compelling Internet programming and VS WebcastingTM for planning and producing interactive, live and on-demand webcasts. The company has more than 400 customers and more than 125 partners. Virage customers include Cisco Systems, Empire Blue Cross Blue Shield, Harvard University, NASCAR, Oracle Corporation, Pfizer, the United States Senate, Xerox and many more. As of March 31, 2003, Virage had net assets of $13.7 million, and incurred a net loss of $18.1 million for the year ended March 31, 2003. Headquartered in San Mateo, California, Virage has offices throughout the United States and Europe. For more information about the company, its products, and customers, please visit www.virage.com.

Additional Information

In connection with the merger, Virage will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF VIRAGE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Virage’s

investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Virage, Inc., 411 Borel Avenue, suite 100S, San Mateo, CA 94402 (Telephone: (650) 573-3210). In addition, documents filed with the SEC by Virage will be available free of charge at the SEC’s web site at http://www.sec.gov. Virage and its executive officers and directors may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Virage in connection with the transaction. Information about such individuals is set forth in Virage’s proxy statement filed with the SEC on July 26, 2002 relating to its 2002 annual meeting of stockholders, available free of charge from the SEC and Virage as indicated above, and their interests in the solicitation with respect to the transaction in particular will be more specifically set forth in the proxy statement concerning the transaction that will be filed by Virage with the SEC, which will be available free of charge from the SEC and Virage as indicated above.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning Autonomy’s proposed acquisition of Virage, Virage’s expected cash balance as of September 30, 2003, Autonomy’s expected financial performance (including without limitation as described in the quotations from management in this press release), as well as Autonomy’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers of Autonomy and Virage to the transaction; Autonomy’s ability to successfully integrate Virage’s operations and employees; Virage’s cash usage through September 30, 2003; and general economic conditions. More information about potential factors that could affect Autonomy’s business and financial results is included in Autonomy’s Annual Report on Form 20-F for the year ended December 31, 2002, including (without limitation) under the captions, “Risk Factors” and “ Operating and Financial Review and Prospects,” which is on file with the United States Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. Information regarding conditions to the closing of the transaction will be set forth in a proxy statement that will be filed by Virage with the SEC.

CONTACTS:

Media Contacts:	Analyst and Investor Contacts:
Ian Black, Director of Corporate Comms. Autonomy +44 (0)1223 448 000	Sushovan Hussain, Chief Financial Officer Autonomy +44 (0)1223 448 000

Kris Marubio, VP—Marketing Autonomy +1 415 243-9955	Scott Fulton Financial Dynamics +44 (0)20 7831 3113

Amy Lee Virage +1 650 581-8596 pr@virage.com	Monica Wilson Virage +1 650 581-8094 ir@virage.com